EXHIBIT 10.5

Option No.: _______

GENVEC, INC.

2011 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

GenVec, Inc., a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, par value $.001 (the “Stock”) to the individual named below. The terms and conditions of the option are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2011 Omnibus Incentive Plan (the “Plan”).

Grant Date: June 1, 2012

Name of Participant: Paul H. Fischer, Ph.D.

Participant’s Employee Identification Number: _____-____-_____

Number of Shares of Stock Covered by Option: 150,000

Option Price per Share of Stock: U.S. $_____.___ (At least 100% of Fair Market Value)

Vesting Schedule: Subject to the terms of this Agreement, fifty percent (50%) of the shares of Stock covered by this option shall vest on the six month anniversary of the Grant Date and the remainder of the shares of Stock covered by this Option shall vest on the one-year anniversary of the Grant Date.

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Participant:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument

GENVEC, INC.

2011 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Non-qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as set forth in the Vesting Schedule shown on the cover sheet, provided you then continue in Service. You cannot vest in more than the number of shares covered by this option. No additional shares of Stock will vest after your Service has terminated for any reason except as set forth below.

Term	Your option will expire in any event at the close of business at Company headquarters on the day before the tenth anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier (but never later) if your Service terminates, as described below.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Change in Control	Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, this option will become 100% vested.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

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Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•         Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•         Shares of Stock which have already been owned by you and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

•         By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock. The shares of Stock so delivered or withheld must have an aggregate fair market value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

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Retention Rights	Neither your option nor this Agreement give you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made).

Clawback

This Award is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Adjustments	In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of shares, spin-off, or other similar change in capitalization or event, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

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The Plan	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Executive Director of HR and Administration or the Chief Financial Officer to request paper copies of these documents.

Code Section 409A	It is intended that this Award comply with Code Section 409A or an exemption to Code Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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